EXHIBIT 10.2
                                      ERHC
                      P.O. Box 24110, Little Rock, AR 72223
                       Tel: 501.821.2222 Fax: 501.821.2244

August 18, 1999

Via Facsimile
703.790.5435

Mr.  Wayne Hartke
The Hartke Building
7637 Leesburg Pike
Falls Church, VA 22043

Dear Mr.  Hartke

Thank you for your telephone call today. I hope you and your daughter arrive safely in Arizona. Pursuant to our conversation and to your letter dated June 24, 1999 to Noreen Wilson, you and your firm are owed approximately $85,000 for which you indicated your willingness to accept common stock in ERHC.

ERHC will issue you 1,215,000 shares at current market prices to satisfy this obligation. I have spoken with Mercedes Travis and instructed her to issue such share amount to you and to include such shares in an upcoming S-8 to be filed. Furthermore, no other monies are owed to you or any of the groups you are affiliated with and we have asked you to refrain from performing services on behalf of the company until we have a chance to sit down and speak about our relationship going forward. Please be assured that ERHC is interested in working with your firm in many difference capacities and that we are not interested in terminating the relationship.

Please signify your agreement with the terms above by signing below and return fax and mail the original to me at:

                                    Geoffrey Tirman
                                    P.O. Box 241100
                                    Little Rock, AR 72223
                                    T: 501.821.6800    F: 501.821.6888

Thank you very much for your flexibility with this matter and for your good faith. It will not be forgotten.

Kindest regards,             SIGNED AND AGREED
/s/ Geoffrey Tirman          /s/ Hartke and Hartke by Vance Hartke
                             Date: August 19, 19999
cc.  Mercedes Travis